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                                                                    EXHIBIT 4.20

                                 FIRST AMENDMENT
                                     TO THE
                            SUNRISE TELEVISION CORP.
                             2002 STOCK OPTION PLAN

         THIS FIRST AMENDMENT TO THE SUNRISE TELEVISION CORP. 2002 STOCK OPTION PLAN (this "Amendment") is made and entered into as of February 8, 2002, by Sunrise Television Corp., a Delaware corporation (herein, together with its successors, referred to as the "Company"). Capitalized terms used without definition in this Amendment have the meanings set forth in the 2002 Stock Option Plan of the Company (the "Plan"), as amended hereby.

         WHEREAS, the Company enacted the Plan on January 7, 2002 pursuant to which, inter alia, the Company authorized a maximum aggregate number of shares of Common Stock of the Company in respect of which Options may be granted to certain Key Employees and Eligible Non-Employees of the Company and its Related Entities to be 55,912 shares, subject to adjustments as provided in the Plan.

         WHEREAS, the Company desire to amend the Plan as hereinafter provided.

         NOW, THEREFORE, the Company amends the Plan as follows:

         1.       Amendment. Section 3 of the Plan is hereby amended by deleting
Section 3 in its entirety and by substituting in lieu thereof the following:

         "3.      SHARES AVAILABLE.

                           Subject to the adjustments provided for in Section 10, the maximum aggregate number of shares of Common Stock in respect of which Options may be granted for all purposes under the Plan shall be 61,912 shares. If, for any reason, any shares as to which Options have been granted cease to be subject to purchase thereunder, including the expiration of any such Option, the termination of any such Option prior to exercise, or the forfeiture of any such Option, such shares shall thereafter be available for new grants under the Plan. Options granted under the Plan may be fulfilled with (i) authorized and unissued shares of the Common Stock or (ii) issued shares of such Common Stock held in the Company's treasury."

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